UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52120	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Commerce Way Hackensack, New Jersey		07601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2012, the Board of Directors (the “Board”) of ADMA Biologics, Inc. (the “Company”) appointed Lawrence P. Guiheen to the Board, effective immediately.  Mr. Guiheen was also appointed to serve as chairman of the Board’s Governance and Nominations Committee.   In connection with his appointment, the Board granted Mr. Guiheen options to purchase 13,258 shares of the Company’s common stock at an exercise price of $9.60 per share, which is equal to the fair market value of one share of the Company’s common stock on the date of grant.   The options, granted under the Company’s 2007 Stock Option Plan, will vest over a four year period as follows:  25% of the options will become exercisable on July 17, 2013, with the remaining options becoming exercisable in equal monthly installments over the following 36 months.

Item 8.01.	Other Events.

On July 17, 2012, the Board appointed James Mond, M.D., Ph.D., as the Company’s Executive Vice President and Chief Scientific Officer/Chief Medical Officer.  Dr. Mond’s employment began on July 18, 2012.  In connection with his appointment, the Board granted Dr. Mond options to purchase 106,067 shares of the Company’s common stock at an exercise price of $9.60 per share, which is equal to the fair market value of one share of the Company’s common stock on the date of grant.   The options will vest over a four year period as follows:  25% of the options will become exercisable on July 18, 2013, with the remaining options becoming exercisable in equal monthly installments over the following 36 months.  The options are subject to approval by the Company’s stockholders of an amendment to the Company’s 2007 Stock Option Plan, which would  increase the number of shares of common stock reserved for issuance under such plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 23, 2012	ADMA Biologics, Inc.

	By:	/s/ Adam S. Grossman
		Name:	Adam S. Grossman
		Title:	President and Chief Executive Officer